Exhibit 99.1

IN THE NEWS

Force Protection, Inc. Board Member Steps Down

Publisher: Force Protection, Inc.
Date: 06/15/2007

Ladson, SC – Leading armored vehicle manufacturer Force Protection, Inc. (NASDAQ:FRPT) today announced that Frank Kavanaugh will step down from his position on the board of directors. His departure will be effective at the next shareholder meeting on June 21, 2007.

“Frank has been a visionary from the beginning,” said Force Protection CEO Gordon McGilton. “When he began in 2001, the company was called Sonic Jet and it was financially and strategically floundering. Instead of abandoning a failed investment as other money managers might have done, Frank stepped in, rolled up his sleeves, identified a direction, gathered the necessary resources, and built a world-class organization. Force Protection is also an important financial success story. Under Frank’s guidance, the company grew from $1.2 million in 2001 to $196 million in annual revenue in 2006. In the first quarter of 2007, Force Protection has already delivered over $100 million in revenue. Perhaps most remarkable is how the market cap for the company moved from less than $1 million in 2001 to more than $1.75 billion today under Frank’s leadership.

“He has overseen remarkable corporate growth,” said McGilton. “In the past four years, Force Protection’s workforce has increased from less than a dozen employees to more than 950, its vehicle production rates have risen, its production infrastructure has expanded to a state-of-the-art 400,000 square foot campus and additional facilities, and its stock moved to the NASDAQ Stock Market in January 2006. In addition, more than $200 million in funding has been secured and partnerships have been forged with other industry leaders to continue to meet demand for our lifesaving vehicles.

“It is a rare privilege to work with someone of Frank’s intelligence, passion, dedication, and perseverance,” McGilton said. “Force Protection has richly benefited from his leadership and drive. We are extremely appreciative of his contribution and will continue to call on his expertise when required.”

Force Protection’s Buffalo and Cougar mine protected vehicles have been deployed with U.S. and Allied forces in Iraq and Afghanistan since 2003. They have an unmatched record for troop safety with over more than two million hours of heavy combat operations, and are credited by troops with saving lives.

According to Kavanaugh, “There were three critical objectives we set out to accomplish six years ago. First, develop a management team capable of maximizing the opportunities in this industry; second, secure the capital base necessary for Force Protection to become the robust, innovative, mainstream manufacturer it is today; third, create the management methods and resources for the business to continue to innovate and grow. Now, I want to return my focus and energy to personal obligations and responsibilities.

“I am proud of the executive team that has been developed over the last three years, and confident that they will continue to demonstrate why Force Protection has been so successful,” Kavanaugh said. “The organization’s leaders are capable of taking Force Protection to new heights.

“It has been enormously gratifying to be engaged with the finest professionals in the industry as part of an enterprise that has revolutionized blast protection for the people I hold in the highest esteem, the men and women who are willing to sacrifice to defend our country,” said Kavanaugh. “I look forward to continuing my support of Force Protection as an involved investor. Our business is about saving lives through the vehicles we produce. It has been deeply meaningful to be involved in such important work.”

Force Protection is a leading ballistics research and manufacturing enterprise, specializing in the development and production of highly reinforced armored personnel carriers that are designed to save soldiers’ lives by shielding them from the deadly effects of roadside bombs, or IEDs, which have become a leading killer of U.S. troops in Iraq. The trucks’ unique, V-shaped hull is designed to deflect the force of IED blasts away from the vehicle, keeping soldiers inside safe and alive, and have become the proven response to an emerging global threat to U.S. troops. Its leading models include the 23 ton “Buffalo”, a uniquely-designed mine clearance vehicle with a reinforced mechanical arm, and the family of “Cougar” vehicles, both of whose mine and ballistic protection capabilities are among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C. Visit the company’s website at www.forceprotection.net.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward looking statements are further qualified by factors including, but not limited to, those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov) and the company’s public statements. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.